Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

AMYRIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(r) Rule 457(c)	852,234	$4.52	$3,852,098	0.0000927	$357.09

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$3,847,837		$357.09

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$357.09

(1)

Consist of outstanding shares that were issued to certain the stockholders pursuant to that certain Asset Purchase Agreement, dated as of March 9, 2022, by and among the Company, Amyris Clean Beauty, Inc. and MenoLabs, LLC.

(2)

Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended. Represents payment of registration fees previously deferred in connection with the Registration Statement on Form S-3 (Registration No. 333-255105).